Exhibit 9(ii) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K

                SUB-TRANSFER AGENCY AND SERVICES AGREEMENT

                 APPOINTMENT BY FEDERATED SERVICES COMPANY
                  OF BOSTON FINANCIAL DATA SERVICES, INC.

     AGREEMENT made as of the 25th day of November 1996, by and between FEDERATED SERVICES COMPANY, a Pennsylvania Corporation having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779 (the "TA") and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts Trust ("BFDS"), having its principal office and place of business at The BFDS Building, 2 Heritage Drive, Quincy, Massachusetts 02171(the "Agent") and FEDERATED MUNICIPAL TRUST, a Massachusetts Business Trust having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, (the `Trust'') on behalf of the 1784 FUNDS SHARES (FORMERLY THE BAYFUNDS SHARES) OF THE MASSACHUSETTS MUNICIPAL CASH TRUST (the `Fund'').

     WHEREAS, TA has entered into an Agreement for Fund Accounting Services, Administrative Services, Transfer Agency Services and Custody Services Procurement ("TA Agreement") with the Trust, pursuant to which the Trust has appointed TA as transfer agent, dividend disbursing agent and agent in connection with providing certain transfer agency services with regard to the Fund and each portfolio thereunder, including the 1784 Funds Shares issued by the Fund ("Bay Shares; and

     WHEREAS, the Trust desires and instructs TA to appoint Agent as its agent, and Agent is willing to accept such appointment, to carry out certain of TA's transfer agency services that TA has appointed to its subsidiary, Federated Shareholder Services Company (`FSSC'') to perform (the `Services'') under the TA Agreement for the Fund;

     NOW THEREFORE, in consideration of the premises and mutual promises herein set forth, TA and Agent, intending to be legally bound hereby agree as follows:

Article 1.  Appointment of Agent.

     TA hereby appoints Agent as its agent to carry out the Services as set forth herein with respect to the Trust and to supply to TA the required data and information so that TA is able to carry out its duties and functions under the TA Agreement. Agent hereby agrees to accept such appointment and to carry out the responsibilities set forth herein. TA agrees to supply Agent with copies of all documents, records and other information supplied to TA by the Trust pursuant to the TA Agreement necessary for Agent to carry out its responsibilities hereunder.
     As used throughout this Agreement, "Proper Instructions" means a writing signed or initialed by one or more person or persons as TA or the Trust shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if: (a) Agent reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved; and (b) TA and Agent promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Trust or TA and Agent are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

Article 2.  Duties of Agent.
   With respect to the Fund, Agent agrees that it will perform the Services as described on Exhibit A attached hereto, which may be changed from time to time as the parties may agree.

Article 3.  Duties of the Fund.

  A.  Compliance
      The Fund assumes full responsibility for the preparation, contents and distribution of each Prospectus and for complying with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act and any laws, rules and regulations of government authorities having jurisdiction.
  B.  Share Certificates
      The Fund shall supply Agent with a sufficient supply of blank Share certificates and from time to time shall renew such supply upon request of Agent. Such blank Share certificates shall be properly signed, manually or by facsimile, if authorized by the Fund and shall bear the seal of the Fund or facsimile thereof; and notwithstanding the death, resignation or removal of any officer of the Fund authorized to sign certificates, Agent may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Fund.
  C.  Distributions
      The Fund shall promptly inform Agent of the declaration of any dividend or distribution on account of the Fund's shares.
Article 4.  Fees and Expenses.

  A.  Annual Fee
      For performance by Agent pursuant to this Agreement, Trust and/or the Fund agrees to pay Agent an annual fee for each Shareholder account as set out in Exhibit B attached hereto, which may be billed directly to and paid directly by the Trust. Such fees may be changed from time to time subject to written agreement among the Trust, Agent and TA.
  B.  Reimbursements
      In addition to the fee paid under Article 4A above, the Trust and/or the Fund agrees to reimburse Agent for out-of-pocket expenses or advances incurred by Agent for the items set out in Exhibit B attached hereto, which may be billed directly to and paid directly by the Fund. In addition, any other expenses incurred by Agent at the request or with the consent of TA or the Fund, will be reimbursed by TA or the Fund.
  C.  Payment
      Agent shall send an invoice with respect to fees and reimbursable expenses to the Trust as soon as practicable at the end of each month. Each invoice will provide detailed information about the compensation and out-of-pocket expenses in accordance with Exhibit B. The Trust agrees to pay all fees and reimbursable expenses within 30 days following the receipt of the respective billing notices.
Article 5.  Covenants.

  A.  Covenants of Agent
      Agent covenants that with regard to the sub-accounts:
      (1) All information furnished to or obtained by Agent pertaining to TA's system, facilities, procedures, program and data base is confidential and proprietary to TA, and Agent shall not disclose such information, directly or indirectly, to any third party except to the extent that Agent is required by law to make such disclosures.
      (2) Agent shall make its third party audits available for inspection and examination by the Trust or its representatives during normal business hours in order that the Trust may determine Agent's ability to perform its duties and responsibilities hereunder.
Article 6.  Representations and Warranties.

  A.  Representations and Warranties of Agent
      Agent represents and warrants to TA that:
      (1) It is a Massachusetts Corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.
      (2) It is duly qualified to carry on its business in The Commonwealth of Massachusetts.
      (3) It is empowered under applicable laws and by its charter and By-Laws to enter into and perform its obligations under this Agreement.
      (4) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
      (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
      (6) It is in compliance with federal securities law requirements and in good standing as a transfer agent.
  B.  Representations and Warranties of TA
      TA represents and warrants to Agent that:
      (1) It is a Pennsylvania Corporation duly organized and existing and in good standing under the laws of The Commonwealth of Pennsylvania.
      (2) It is duly qualified to carry on its business in The Commonwealth of Pennsylvania.
      (3) It is empowered under applicable laws and by its charter and By-Laws and by the Fund to enter into and perform its obligations under this Agreement.
      (4) All requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement.
      (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
      (6) It is in compliance with federal securities law requirements and FSSC is in good standing as a transfer agent.
  C.  Representations and Warranties of the Trust
      The Trust represents and warrants that:
      (1) The Trust is a business trust organized and existing and in good standing under the laws of The Commonwealth of Massachusetts, ("Investment Company").
      (2) Investment Company is empowered under applicable laws and by its Declaration of Trust or ("Declaration of Trust") and By-Laws to enter into and perform its obligations under this Agreement.
      (3) All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement.
      (4) Investment Company is an open-end investment company registered under the 1940 Act.
      (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.
Article 7.  Standard of Care/Indemnification.

  A.  Standard of Care
      Agent shall be held to a standard of reasonable care in carrying out the provisions of this Agreement; provided, however that Agent shall be held to any higher standard of care which would be imposed upon Agent by any applicable law or regulation even though such stated standard of care was not part of this Agreement.
  B.  Indemnification by Fund
      Agent shall not be responsible for and the Fund shall indemnify and hold Agent harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:
      (1) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.
      (2) The reliance on or use by Agent or its agents or subcontractors of information, records and documents in proper form which
           (a) are received by Agent or its agents or subcontractors and furnished to it by or on behalf of the Fund, its Shareholders or investors regarding the purchase, redemption or transfer of shares and Shareholder account information, or
           (b) have been prepared and/or maintained by the Fund or its agents or its affiliates or any other person or firm on behalf of the Fund.
      (3)  The reliance on, or the carrying out by Agent or its agents or subcontractors of Proper Instructions of TA or the Fund.
      (4)  The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the
           securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.
           Provided, however, that Agent shall not be protected by this
           Article 7.B. from liability for any act or omission resulting from Agent's lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 7.A., above.
  C.  Indemnification by TA
          TA shall indemnify and hold Agent and the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or failure or omission to act by the TA result of TA's lack of good faith, negligence, willful misconduct, or failure to meet the standard of care set forth in Article 7.A above. The Agent, its agents and subcontractors shall be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.


  D.  Reliance
      At any time TA or Agent may apply to any officer of the Investment Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by TA or Agent under this Agreement, and TA and its agents or subcontractors and Agent and its agents or subcontractors shall not be liable and shall be indemnified solely by the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal or state laws or regulations.
  E.  Notification
      In order that the indemnification provisions contained in this
      Article 7 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.
Article 8.  Amendment.

     The Trust and TA shall not agree to any amendment or waiver of the provisions of the TA Agreement which would affect Agent's interests hereunder without the written consent of Agent, which shall not be unreasonably withheld.
Article 9.  Termination of Agreement

     This Agreement may be terminated at any time by sixty (60) days' written notice given by Agent to TA or by TA to Agent; provided, however, that this Agreement may be terminated immediately at any time by TA in the event that the TA Agreement is terminated, or in the event that Agent fails to cure a breach of, or a failure to perform its duties under this Agreement within thirty (30) days following written notice of such breach or failure. Should a party exercise its rights to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by that party. Additionally, the injured party reserves the right to charge for any other reasonable expenses associated with such termination.
Article 10.  Miscellaneous.

  A. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. This Agreement may be executed simultaneously in counterparts, each of which taken together shall constitute one and the same instrument.
  B. The Trust executes this Agreement for the sole purpose of consenting to the assignment by TA to Agent of certain duties and responsibilities of TA as enumerated in the TA Agreement. The Trust makes no representations as to the sufficiency of this Appointment or the legal relationship between TA and Agent.
Article 11.    Notices.

     Except as otherwise specifically provided herein, Notices and other writings delivered or mailed postage prepaid to TA at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779 and to Agent at
               and to the Trust at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to such other address as the Trust, TA or Agent may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.

Article 12. Limitations of Liability of Board Members and Shareholders of the Parties to the Agreement.

     The execution and delivery of this Agreement have been authorized by the Boards of each party and signed by an authorized officer of each party, acting as such, and neither such authorization by such Board members nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Board members or Shareholders of the parties, but bind only the appropriate property as provided in their charter or By-Laws.
Article 13.    Merger of Agreement.

     This Agreement constitutes the entire agreement between Agent ,TA, and the Trust and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 14.    Successor Agent.

     If a successor agent for the Fund shall be appointed by TA or the Trust, Agent shall upon termination of this Agreement deliver to such successor agent at the office of Agent all properties of the Trust held by it hereunder. If no such successor agent shall be appointed, Agent shall at its office upon receipt of Proper Instructions from TA, deliver such properties in accordance with such instructions.
     In the event that no written order designating a successor agent or Proper Instructions from TA shall have been delivered to Agent on or before the date when such termination shall become effective, then Agent shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the Investment Company Act of 1940, as amended, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by Agent under this Agreement. Thereafter, such bank or trust company shall be the successor of Agent under this Agreement.

Article 15.    Force Majeure.

     Agent shall have no liability for cessation of services hereunder or any damages resulting therefrom to TA or to the Trust as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.


                     (Space intentionally left blank)


Article 16.    Severability.

     In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                              BOSTON FINANCIAL DATA SERVICES, INC.

                              By:  /s/ Jeffrey Frank
                              Name:     Jeffrey Frank
                              Title:    Vice President


                              FEDERATED SERVICES COMPANY

                              By:  /s/ Lawrence Caracciolo
                              Name: Lawrence Caracciolo
                              Title:    Senior Vice President

                              FEDERATED MUNICIPAL TRUST

                              By:  /s/ J. Christopher Donahue
                              Name: J. Christopher Donahue
                              Title: Executive Vice-President


                                 EXHIBIT A

I. Description of the Services

   Definitions:

   1. ``Approved Institution'' shall mean 1784 Investor Services, Inc., Bay Bank Systems, Inc., The First National Bank of Boston or any authorized and duly appointed Shareholder Servicing Agent identified in a Proper Instruction. From time to time, the Fund may amend a previously delivered Proper Instruction by delivering to Agent Proper Instructions naming an additional entity or deleting any entity named in previously delivered proper Instructions. Any additional entity so named shall be subject to the prior approval of Agent, which approval shall not be unreasonably withheld.

   2. ``Proper Instructions'' shall mean a writing signed or initialed by one or more person or persons as the Board of Trustees of the Trust shall from time to time authorize. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be considered Proper Instructions if Agent or TA reasonably believe them to be given by a person previously authorized in Proper Instructions to give instructions with respect to the transaction involved. The Trust and TA shall cause all oral instructions to be confirmed in writing. Proper Instructions include communications effected between electromechanical or electronic devices, unless the Trust or TA notifies Agent that Agent cannot rely upon the integrity of the data transmitted. Proper Instructions may only be amended in writing.


   3. ``Authorized Persons'' shall be deemed to be any person duly authorized by the Board of Trustees of the Trust to execute any Proper Instructions, and named in the list annexed hereto as Schedule D, as such list may be amended from time to time.

   In consideration of the fees to be paid hereunder, Agent will provide the subaccounting services set forth below:

   Electronically Process New Accounts, Account Maintenance, Subsequent Purchases, Redemptions, Liquidations, Exchanges, Transfers, Telephone Transactions, Check Redemption, Automatic Withdrawals, and Wire Order Trades based on data inputted from any Approved Institution.

   Process Dividends, Dividend Statements, Dealer Statements, trade confirmations and periodic shareholder reports.

   A.  Daily Activity.

       Electronically maintain, based on the data input from any Approved Institution, the following shareholder information as specified in system documentation in such a manner as Agent shall determine in consultation with the Fund or any Approved Institution, which at a minimum shall include, but not be limited to:

         1. Name and Address, including Zip Code,

         2. Balance of Uncertificated Shares,

         3. Balance of dollars available for redemption,


         4. Dividend code (daily accrual, monthly reinvest or quarterly reinvest, monthly cash or quarterly cash),

         5. Dividends paid,

         6. Capital gains paid,

         7. Type of account code,

         8. Establishment date indicating the date an account was opened carrying forward pre-conversion data as available.

         9. Original establishment date for accounts opened by exchange,

       10.  Withholding amounts,

       11.  W-9 withholding status and periodic reporting,

       12.  State of residence code,

       13. Social Security or taxpayer identification number, and indication of certification,

       14. Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to in writing from time to time,

       15. Indication as to whether phone transactions can be accepted for this account,


       16. Beneficial owner code, i.e. male, female, joint tenant, etc., and

       17. An alternate or ``secondary'' account number, issued by a dealer (or bank, etc.) to a customer for use, inquiry and transaction input by ``remote accessors''.

   B.  Functions.

       1.   Electronically process new accounts.

       2. Electronically process purchases, exchanges, redemptions, and liquidations.

       3.   Electronically process transfers of shares.

       4.   Electronically process address changes.

       5. Electronically process standard account record changes as required, i.e. Dividend Codes, etc.

       6. Perform backup withholding for those accounts which federal government regulations indicate is necessary. (Based on Approved Institution input.)

       7. Perform withholdings on liquidation and dividends, if applicable. (Based on Approved Institution input.)

   C.  Reports Provided.


       Daily Journals            Reflecting all shares and dollar activity
                                 (including trade executions, dividend and capital gains distributions, account records, and share pricing for the previous day.

       Blue Sky Report           Supply information monthly for Fund's
                                 preparation of Blue Sky Reporting.

       N-SAR Report              Supply redemption and liquidation
                                 information for use in Fund's N-SAR
                                 Report.

       Additionally, the reports listed in Agent's DST Reports Manual will be provided at the Fund's request to the Fund at no charge.

       Prepare and mail copies of summary statements to dealers and investment advisers.

       Generate and mail confirmation statements for financial transactions.

D. Dividend Activity.

   1. Reinvest, pay cash or automatically deposit in a shareholder's bank account, including reinvesting in other funds within the fund group serviced by Agent as described in the prospectus.

   2.  Distribute capital gains simultaneously with income dividends.

E. Dealer Services.



   1.  Prepare and mail confirmation statements to dealers daily.

   2. Prepare and mail copies of statements to dealers, with the same frequency as periodic statements to investors.

F.   Annual Meetings.

   1.  One Proxy mailing per year for each series of the Fund.

   2. Assist Fund in obtaining a qualified service to: address and mail proxies and related material, tabulate returned proxies and supply daily reports when sufficient proxies have been received.

   3. Prepare certified list of stockholders, hard copy or electronic media.

G. Periodic Activities.

   1.  Mail transaction confirmation statements daily to investors.

   2. Address and mail periodic financial reports at the request of the Fund (material must be adaptable to Agent's mechanical equipment as reasonably specified by Agent).

   3.  Mail periodic statements to investors at the request of the Fund.

   4. Based on information provided by the Trust or its agent, compute, prepare and furnish all necessary reports to Governmental authorities including but not limited to: Forms 1099DIV, 1099B, 1099R, 1042, 1042S and 5498.



   5. Enclose various marketing materials as designated by the Fund or an Approved Institution in statement mailings, i.e. monthly and quarterly statements (materials must be adaptable to mechanical equipment as reasonably specified by Agent).

H. Financial Control Functions.

   1. Recap Share Activity - Provide Approved Institution with periodic and final daily share activity and total outstanding share information.

   2. Tax Withholding Money Movement - Collect daily money withheld by Approved Institution from redemptions and dividends and deposit with the IRS according to the appropriate IRS regulations.

   3. Price Input - Receive daily prices and rates from fund accountant and enter into DST. Also receive periodic distribution details (dividend, capital gains) and enter into DST.

   4. Tax Reporting - Supply data to IRS and shareholders in accordance with IRS regulations (1099DIV, 1099B, 1042S, 5498, 1099R).

   5.  Distribution Reconciliation.

        a. Equity Funds - Compare shares outstanding on Record Date multiplied by dividend/capital gain rate to the sum of cash dividends plus reinvested dividends plus withholding plus Non-resident alien taxes. Approved Institution will be responsible for researching and resolving these items.


        b. Daily Accrual Funds - Compile list of each day's daily dividend accrued and compare to total distribution at end of distribution period. Approved Institution will be responsible for researching and resolving these items.

   6.  Filing Balancing

        a. Certificate File - Compare detail certificate history in each account to certificate total in each account's master file.

        b. History File - Compare each transaction in shareholder's history to the master account share balanced for each account.

   7. Help Desk - Supply Approved Institution with assistance in identifying and correcting DST problems encountered by users.

   8. Daily Confirm Printing/Mailing - All financial transactions processed will generate a confirmation statement in Agent Output Control area after each day's close. These statements are available for Agent to insert into fund specific or generic Agent envelopes, after which time they are mailed. Separate confirmations may be generated for the shareholder, broker/dealer, and third or fourth parties, at the Fund's discretion.

   9. Check Printing/Mailing - Disbursement checks for redemptions, dividends, and capital gains are printed at Agent and mailed to the appropriate parties.

   10. Tax Form Production - 1099DIV, 1099B, 1099R, 1042S, B Notices, C Notices, and 5498 (for retirement accounts) tax forms are generated annually as required. These also are printed and mailed.



II.Recorded Maintained by Agent

   A. Dividend and redemption checks including check registers, reconciliation records, any adjustment records, but only to the extent performed by Agent.

   B.  Electronic Federal tax records.

   C. Computerized records maintained by Agent's computerized shareholder recordkeeping system.


                              BOSTON FINANCIAL DATA SERVICES, INC.

                              By:  /s/ Jeffrey Frank
                              Name:     Jeffrey Frank
                              Title:    Vice President


                              FEDERATED SERVICES COMPANY

                              By:  /s/ Lawrence Caracciolo
                              Name: Lawrence Caracciolo
                              Title:    Senior Vice President

                              FEDERATED MUNICIPAL TRUST

                              By:  /s/ J. Christopher Donahue
                              Name: J. Christopher Donahue
                              Title: Executive Vice-President